August 9, 2013

Dear Stockholder:

You are receiving this communication because you are a stockholder of record of Sundance Strategies, Inc., a Nevada corporation, formerly known as “Java Express, Inc.” (the “Company”).  The Company acquired ANEW LIFE, INC., a Utah corporation (“ANEW LIFE”), in a merger with its newly formed wholly-owned subsidiary, on March 29, 2013.  Information about the Company can be found in the Securities and Exchange Commission’s Edgar Archives, at www.sec.gov, by clicking on “Company Filings” in the right upper corner under “Search SEC Documents” and typing in “Sundance Strategies,” without the quotation marks. Then click on “Documents” next to any report you desire to review.  The 10-K is the Company’s Annual Report for the fiscal year ended March 31, 2013.  You may also access information about the Company under the Company’s OTCBB trading symbol, “SUND,” in most financial services websites.  The Company’s transfer and registrar agent is Action Stock Transfer Corporation, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah, Telephone: 801-274-1088; and Facsimile: 801-274-1099.  The Company’s address and telephone numbers are, respectively: 4626 North 300 West, Suite No. 365, Provo, Utah 84604; and 801-705-8968.

Sundance Strategies, Inc.